Exhibit 3.70

Vista Outdoor Operations LLC

A DELAWARE LIMITED LIABILITY COMPANY

Operating Agreement

February 5, 2015

THESE MEMBERSHIP UNITS HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER ANY FEDERAL OR STATE SECURITIES LAWS.  THESE MEMBERSHIP UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER FEDERAL AND STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THESE MEMBERSHIP UNITS ARE ALSO SUBJECT TO CONDITIONS AND RESTRICTIONS ON TRANSFER SET FORTH HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNLESS AND UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO THE REQUESTED TRANSFER.

TABLE OF CONTENTS

		Page

ARTICLE I

General Provisions

SECTION 1.01.	Formation	1
SECTION 1.02.	Limited Liability Company Operating Agreement	1
SECTION 1.03.	Name	1
SECTION 1.04.	Principal and Registered Office	1
SECTION 1.05.	Term	2
SECTION 1.06.	Purpose and Business of the Company	2
SECTION 1.07.	Corporate Classification	2

ARTICLE II

Definitions

SECTION 2.01.	Definitions	2

ARTICLE III

Capital Contributions; Membership Percentages; Loans

SECTION 3.01.	Contributions Generally	5
SECTION 3.02.	Admission of New Members	5
SECTION 3.03.	Additional Contributions	5
SECTION 3.04.	Procedures for Admitting Additional Members	5
SECTION 3.05.	Loans by Members	6

ARTICLE IV

Capital Accounts; Distributions; Allocations

SECTION 4.01.	Capital Accounts	6
SECTION 4.02.	Valuation of Company Investments	6
SECTION 4.03.	Distributions Generally	6

ARTICLE V

No Agency or Partnership

SECTION 5.01.	No Agency or Partnership	7

ARTICLE VI

Fiscal Year

SECTION 6.01.	Fiscal Year	7

ARTICLE VII

Reports to Members; Financial Statements; Tax Information

SECTION 7.01.	Reports to Member	7
SECTION 7.02.	Monthly Financial Statements	7
SECTION 7.03.	Quarterly Financial Statements	8
SECTION 7.04.	Annual Financial Statements	8
SECTION 7.05.	Tax Information	8
SECTION 7.06.	Final Statements	8

ARTICLE VIII

Members

SECTION 8.01.	Limited Liability	8
SECTION 8.02.	Confidentiality	8
SECTION 8.03.	Voting Rights	9
SECTION 8.04.	Written Consent	9
SECTION 8.05.	No Right of Partition	9

ARTICLE IX

Board of Managers

SECTION 9.01.	Management of Business and Affairs of the Company	9
SECTION 9.02.	Officers	11
SECTION 9.03.	Impasse	11
SECTION 9.04.	Reliance by Third Parties	12
SECTION 9.05.	No Participation of Members in Business and Affairs of the Company	12
SECTION 9.06.	Liability of Members, Managers and Officers; Indemnification by the Company	12

ARTICLE X

Books and Records; Accounting; Tax Matters

SECTION 10.01.	Keeping of Books	13
SECTION 10.02.	Books and Records	13
SECTION 10.03.	Inspection of Records	14

This Limited Liability Company Operating Agreement (this “Agreement”) of Vista Outdoor Operations LLC, a Delaware limited liability company (the “Company”), is executed as of February 5, 2015, by the sole Member (the “Member”).

BACKGROUND

On January 27, 2015, a Certificate of Formation for the Company was filed with the Secretary of State of the State of Delaware.

The Member desires to adopt a Limited Liability Company Agreement for the Company pursuant to the Delaware Limited Liability Company Act.

The Original Member of the Company is Vista Outdoor Inc. (a Delaware corporation).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member, intending to be legally bound, hereby agrees as follows:

ARTICLE I

General Provisions

SECTION 1.01.                                   Formation.  Pursuant to the Act, the Member has formed a limited liability company under the laws of the State of Delaware by filing the Certificate with the Secretary of State of the State of Delaware and by entering into this Agreement.

SECTION 1.02.                                   Limited Liability Company Operating Agreement.  During the term of the Company, the rights and obligations of each Member with respect to the Company will be determined in accordance with this Agreement. The Board shall cause to be filed and recorded any amendments and restatements to the Certificate and such other documents as may be required or appropriate under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business.  The Company shall, upon request, provide any Member with copies of each such document filed and recorded.

SECTION 1.03.                                   Name.  The name of the Company will be “Vista Outdoor Operations LLC” or such other name as the Board may from time to time determine.  Prompt Notice of any change in the name of the Company will be given to each Member.

SECTION 1.04.                                   Principal and Registered Office.  The Company’s principal office will be located at 938 University Park Boulevard, Suite 200, Clearfield, Utah 84015, or such other place as the Board may determine from time to time.  The address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company, 1209 Orange Street, Wilmington,

Delaware 19801.  Prompt Notice of any change in the location of the principal or registered office will be given to each Member.

SECTION 1.05.                                   Term.  The term of the Company began on the date that the Certificate was filed with the Secretary of State of the State of Delaware, and will continue indefinitely, unless terminated earlier as provided in this Agreement or as required by law.

SECTION 1.06.                                   Purpose and Business of the Company.  The purpose of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Act and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purpose.  The Company shall have any and all powers necessary or desirable to carry out the purpose of the Company, to the same extent that the same may be lawfully exercised by limited liability companies under the Act.

SECTION 1.07.                                   Corporate Classification.  It is the intention of the parties hereto that the Company be treated as a corporation for Federal, state and local income tax purposes.  The Company shall elect to be treated as a corporation under Regulation § 301.7701-3(c).  None of the Company or any Member shall file any tax return, make any election or take any other action or position inconsistent with that treatment.

ARTICLE II

Definitions

SECTION 2.01.                                   Definitions.  The following terms used in this Agreement will have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time.

“Affiliate” means any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

“Agreement” means this Limited Liability Company Operating Agreement, as it may be amended or supplemented from time to time.

“Board” has the meaning set forth in Section 9.01(a).

“Book Value” means, except as set forth below, the adjusted basis of any Company property for U.S. Federal income tax purposes.

(a)                                 Initial Book Value.  The initial Book Value of any property contributed by a Member to the Company shall be the gross Fair Market Value of such property at the time of such contribution.

(b)                                 Adjustments.  The Book Value of all of the Company’s property shall be adjusted by the Company to equal the respective gross Fair Market Values of such property, as determined by the Board, as of the following times: (i) immediately before the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company from the Company; (ii) immediately before the distribution by the Company of money or property to a resigning or continuing Member in consideration for the assignment or transfer of all or a portion of such Member’s interest in the Company; and (iii) immediately before the dissolution of the Company under Article XII of this Agreement.  The Book Value of all of the Company’s property may also be adjusted by the Company to equal its Fair Market Value, as determined by the Board, at such other times as determined by the Board.

(c)                                  Depreciation and Amortization.  The Book Value of the Company’s property shall be adjusted for the depreciation and amortization of such property taken into account in computing Net Profit and Net Loss and for Company expenditures and transactions that increase or decrease the property’s U.S. Federal income tax basis.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in New York, New York.

“Capital Account” means an account maintained for each Member as provided in Article IV.

“Capital Contribution” means, as to any Member, the amount of cash or the Book Value of any property contributed by the Member to the Company as the Board shall accept in its discretion.

“Certificate” means the Company’s Certificate of Formation filed with the Secretary of State of the State of Delaware, as it may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Vista Outdoor Operations LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative to the foregoing.

“Fair Market Value” means, as of the relevant date of determination, (a) in the case of securities, if the subject securities are listed or admitted on any national securities exchange or included for trading on any national securities market, the average closing price of such securities for the prior 30 trading days and (b) in the case of assets or securities that are not listed or admitted for trading on a national securities exchange or included for trading on a national securities market, the amount which an independent, third-party, fully financed buyer would be willing to pay in cash for such assets or securities as of such date (determined in good faith by the Board).

“GAAP” means U.S. generally accepted accounting principles.

“Indemnified Person” has the meaning set forth in Section 9.06(a).

“Manager” has the meaning set forth in Section 9.01(b).

“Mediation” has the meaning set forth in Section 9.03(b).

“Member” means each of those Persons initially listed as a member of the Company on Schedule A hereto and any Person admitted to the Company as an additional or substitute Member in accordance with the terms of this Agreement, in each case for so long as such Person continues to hold Membership Units.

“Membership Interest” means a Member’s entire interest in the Company and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Act.

“Membership Units” has the meaning set forth in Section 3.01.

“Net Profit” or “Net Loss,” as the case may be, means the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for U.S. Federal income tax purposes but including income exempt from tax and described in § 705(a)(1)(B) of the Code, treating as deductions items of expenditure described in, or under Regulations deemed described in, § 705(a)(2)(B) of the Code and treating as an item of gain (or loss) both any increase (decrease) in the Book Value of the Company’s property and the excess (deficit), if any, of the Fair Market Value of distributed property over (under) its Book Value.  Depreciation, depletion, amortization, income and gain (or loss) with respect to the Company’s property shall be computed with reference to its Book Value rather than to its adjusted basis.

“Notification” or “Notice” means a writing containing the information required by this Agreement to be communicated to any Person, sent or delivered in accordance with the provisions of Section 13.03; provided, however, that any written communication containing such information sent to such Person and actually received by such Person will constitute Notification or Notice for all purposes of this Agreement.

“Officer” means any officer of the Company appointed pursuant to Section 9.02.

“Original Member” means Vista Outdoor Inc. (a Delaware corporation), the Person initially listed as a Member of the Company in Schedule A hereto and the founder of the Company.

“Person” means any individual, partnership, corporation, limited liability company, limited company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), joint venture, joint-stock company or other entity or organization, including a government or governmental agency.

“Potential Impasse” has the meaning set forth in Section 9.03(a).

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Subsidiary” means any limited liability company, partnership, corporation or other legal entity in which the Company holds a controlling interest or has the right to direct the management of such entity.

“Ultimate Parent” has the meaning set forth in Section 11.02.

ARTICLE III

Capital Contributions; Membership Percentages; Loans

SECTION 3.01.                                   Contributions Generally.  The limited liability company interest of each Member in the Company shall be represented by units issued to such Member (“Membership Units”).  The Membership Units shall not be issued in certificated form, unless otherwise determined by the Board.  As of the effective date hereof, each Member shall have contributed to the Company the amount of Capital Contribution set forth opposite such Member’s name on Schedule A and the number of Membership Units set forth opposite each Member’s name on Schedule A shall have been issued to such Member.  The Company shall update Schedule A from time to time as necessary to reflect accurately all material information regarding the Membership Units.  Any amendment or revisions to Schedule A will not be deemed to be an amendment to this Agreement.  Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

SECTION 3.02.                                   Admission of New Members.

(a)                                 Additional Persons, including Persons who are officers or employees of, or consultants to, the Company and/or any of its Affiliates, or have otherwise provided valuable services or opportunities to the Company or its Affiliates, may be admitted to the Company as Members from time to time by the Board.

(b)                                 In the event a Member ceases to own beneficially Membership Units, such Member shall no longer be deemed a Member for any purpose hereunder.

SECTION 3.03.                                   Additional Contributions.  No Member will be required to make any contribution to the Company’s capital in addition to the amounts contributed pursuant to Section 3.01.  Subject to the foregoing, the Board may determine from time to time that additional capital is necessary or appropriate to enable the Company to conduct its activities and may seek (but not require) additional Capital Contributions from Members or others, on such terms as the Board may propose in its sole discretion.

SECTION 3.04.                                   Procedures for Admitting Additional Members.  As a condition to becoming a Member of the Company, all additional Members shall execute and deliver to the Company such number of counterpart signature pages to this Agreement as the Board may require, evidencing such Member’s intent to be bound by all of the terms and conditions of this Agreement.  The initial Capital Contribution of any additional Member shall be paid in cash or cash equivalent at the time of such Member’s admission into the Company, or in consideration otherwise acceptable to the Board in its sole discretion.  Schedule A will be amended to reflect each additional Member admitted to the Company.

SECTION 3.05.                                   Loans by Members.  No Member will be required to make loans to the Company by virtue of being a Member in the Company.  Loans may be made, however, by any Member to the Company and will not be considered Capital Contributions.  The amount of any such loan will be a debt due from the Company to such lending Member, and will be made upon such terms and conditions and bearing interest at such rates as will be approved by the Board in its sole discretion.

ARTICLE IV

Capital Accounts; Distributions; Allocations

SECTION 4.01.                                   Capital Accounts.  The Board shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company’s principal place of business showing the names, addresses and number of Membership Units of each of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

SECTION 4.02.                                   Valuation of Company Investments.  The Fair Market Value of Company investments shall be determined by the Board as of the end of each fiscal year, and at any other time required under this Agreement or selected by the Board.  The Fair Market Value of Company investments shall be determined as follows:

(a)                                 Marketable securities listed on a national securities exchange shall be valued at the last sale price on the date of valuation.

(b)                                 Marketable securities traded in the over-the-counter market shall be valued at the closing bid price as reported by the OTC Market Groups Inc. or at an appropriate discount from the bid price if marketability is limited by the size of the holding relative to trading volume.

(c)                                  Other securities shall be valued taking into account all relevant facts and circumstances, including the following factors: (i) significant institutional transactions concerning such securities; (ii) original cost to the Company of such securities; (iii) financial condition of the issuer of such securities; (iv) significant events affecting the issuer, including merger or acquisition prospects; (v) various factors affecting general financial conditions; (vi) investment restrictions; (vii) the extent of the Company’s right to require registration of such securities by the issuer; and (viii) any other factor which affects the value of such securities.

SECTION 4.03.                                   Distributions Generally.

(a)                                 In General.  The Company may make distributions of available cash net of reasonable reserves at such times and in such amounts as determined by the Board from time to time.

(b)                                 Distributions in Kind.  If any assets of the Company are distributed in kind, such assets will be distributed in accordance with Section 4.03(a) and on the basis of the Fair Market Value thereof at the effective time of the distribution, as reasonably determined by the Board.

(c)                                  Withholding or Tax Payments.  To the extent the Company is required by law to withhold or to make payments with respect to taxes on behalf of or with respect to any Member, the Company may withhold such amounts and make such payments as may be required.  The Members will cooperate to minimize the amount of any withholding or payments that would otherwise be required pursuant to this Section 4.03(c).  All amounts so withheld or paid with respect to any Member shall be treated as amounts distributed to that Member pursuant to Section 4.03(a) for all purposes and shall reduce on a dollar-for-dollar basis any amounts otherwise distributable to such Member.  Each Member hereby agrees to indemnify and hold harmless the Company from and against any liability with respect to any amounts withheld or paid with respect to that Member.

ARTICLE V

No Agency or Partnership

SECTION 5.01.                                   No Agency or Partnership.  Nothing in this Agreement will be deemed or construed to create the relationship of an agent or of a partnership or joint venture between or among any Member and the Company.  Specifically, each Member does not operate in the name and for the Company, bind the Company by its actions, transmit money received to the Company, or determine whether receipt of income is attributable to the services of employees of the Company or to assets of the Company.

ARTICLE VI

Fiscal Year

SECTION 6.01.                                   Fiscal Year.  The Company’s fiscal year for financial reporting and for U.S. Federal income tax purposes will be the year ended March 31.

ARTICLE VII

Reports to Members; Financial Statements; Tax Information

SECTION 7.01.                                   Reports to Member.  Each Member or its designee will cause the reports required by this Article VII to be prepared and distributed to the Members.

SECTION 7.02.                                   Monthly Financial Statements.  As soon as available after any month-end, an unaudited balance sheet and related statements of income and cash flow for the prior calendar month and for the year to date of the Company may be distributed to the Members, and shall be distributed upon the written request of the Members.  The Members shall designate a responsible party for preparing such monthly financial statements.

SECTION 7.03.                                   Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, an unaudited balance sheet and related statements of income and cash flow for the prior quarter and for year to date of the Company may be distributed to the Members, and shall be distributed upon the written request of the Members.  The Members shall designate a responsible party for preparing such monthly financial statements.

SECTION 7.04.                                   Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Company, an unaudited balance sheet and related statements of income and cash flow for the prior quarter and for year to date of the Company may be distributed to the Members, and shall be distributed upon the written request of the Members.  The Members shall designate a responsible party for preparing such monthly financial statements.

SECTION 7.05.                                   Tax Information.  As soon as available and in any event within 75 days after the end of each fiscal year, all information necessary for the preparation of U.S. Federal, state and local income tax returns by the Members shall be distributed to the Members.

SECTION 7.06.                                   Final Statements.  Upon dissolution, a statement listing the assets and liabilities of the Company and the intent of the Members or the Board as to the conduct of the winding-up process shall be distributed to the Members and, upon completion of the winding-up process, a statement describing the disposition of Company assets, the provisions made for payment of contingent liabilities, and the application of the winding-up proceeds shall be distributed to the Members.

ARTICLE VIII

Members

SECTION 8.01.                                   Limited Liability.  Except as may be required under the Act, no Member will be personally liable to any third party for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.  The Members shall have no liability for taking or failing to take any action required to be taken by them under this Agreement to the extent the Members have agreed that such action shall be taken or not be taken, as the case may be.  Nothing in this Agreement shall be deemed to release any Member from any liability for any breach by such Member of the terms and provisions of this Agreement or to impair the right of any Member to compel specific performance by any other Member of its obligations under this Agreement or to limit any other remedy available to a Member on account of such breach under applicable law.

SECTION 8.02.                                   Confidentiality.  As to the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) that constitutes or contains confidential business, financial or other information of the Company or any Subsidiary, each of the Members and the Company covenants for itself and its directors, officers, stockholders and managers that it will use due care to prevent its directors, officers, stockholders, managers, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders and other authorized representatives; provided, however, that each Member may disclose or deliver any information or other material disclosed to or received by it in the event such Member is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order.  For purposes of this Section 8.02, “due care” means at least the same level of care that such Member would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

SECTION 8.03.                                   Voting Rights.  Each issued and outstanding Membership Unit shall be entitled to one vote per Membership Unit.  Except as otherwise provided in this Agreement, in all instances in which a vote, approval, consent, action or decision of Members is required, the vote, approval, consent, action or decision of a majority of the Members shall be sufficient to authorize or approve such act.  Required votes or consents of the Members may be given in Person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for such purposes.

SECTION 8.04.                                   Written Consent.  Unless otherwise provided in the Certificate, on any matter that is to be voted on, consented to or approved by Members, the Members may take such action without a meeting, without prior Notice and without a vote if consented to, in writing or by electronic transmission, by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

SECTION 8.05.                                   No Right of Partition.  No Member shall have the right to seek or obtain petition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

ARTICLE IX

Board of Managers

SECTION 9.01.                                   Management of Business and Affairs of the Company.

(a)                                 Managers.  The Company shall have a board of Managers (the “Board”).  Subject to the delegation of rights and powers provided for in this Agreement, the Members hereby designate the Board as the managers (within the meaning of the Act) of the Company, with exclusive rights and responsibilities to direct the business of the Company.  All powers of the Company may be exercised by or under the authority of the Board.  Except as specifically provided in this Agreement, the Board, acting in accordance with the provisions of this Agreement, shall have the full and exclusive right, power and authority to manage the affairs of the Company and to make all decisions with respect thereto without the requirement of any consent or approval by the Members, including authorizing or taking any actions for which the unanimous consent of the Members is required under the Act.  Any action taken by the Board shall require the approval of a majority of the Managers then holding office and eligible to vote on such action.

(b)                                 Composition.  The Board shall initially be comprised of two individuals (the “Managers”).  Managers shall be appointed by a majority of the Members.  The number of Managers comprising the Board may be adjusted from time to time as determined by the Members.

(c)                                  Term.  Managers shall serve until their resignation, death or removal or the election of their successors in accordance with the terms hereof.  A Manager may resign as such by delivering his or her written resignation to the Company at the Company’s principal office addressed to the Board and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(d)                                 Replacement of Managers.  If at any time a vacancy is created on the Board by reason of the incapacity, death, removal or resignation of any Manager, the Members shall appoint an individual to fill such vacancy.

(e)                                  Meetings.

(i)                                     Number, Time, Place and Notice.  Meetings of the Board may be held at such times and places as shall be determined from time to time by resolution of the Board by written or electronic Notice given at least two Business Days in advance of the meeting.  Attendance of a Manager at a meeting shall constitute a waiver of Notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened.

(ii)                                  Attendance.  A majority of the total number of Managers (and, for the avoidance of doubt, while the Board is comprised of two Managers, both Managers) must be present in order to constitute a quorum for the transaction of business of the Board.  A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless the Manager’s dissent is entered in the minutes of the meeting or unless the Manager files a written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or delivers such dissent to the Company immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Manager who voted in favor of such action.

(iii)                               Special Meetings.  Special meetings of the Board may be called by any Manager on at least one day’s written or electronic Notice to the other Managers.  Such Notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as otherwise may be required by law or provided for in this Agreement.

(iv)                              Action by Written Consent or Telephonic Meeting.  Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Board may be taken without a meeting if consent in writing, setting forth the action to be taken, is signed by the number of Managers that would be necessary to authorize or take such action at a meeting at which all Managers were present and voted; provided that each Manager shall have been given Notice of such action and a reasonable opportunity to express an opinion thereon.  Any action taken pursuant to such written consent shall have the same force and effect as if taken by the Managers at a meeting thereof.  Subject to the requirements of the Act, the Managers may participate in and hold a meeting of the Board by means of a conference by telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other and be heard.

SECTION 9.02.                                   Officers.

(a)                                 Designation and Appointment.  The Board may (but need not), from time to time, designate and appoint one or more Persons as an Officer of the Company.  Officers may, but need not be, a Manager.  Any Officer so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them, and no Officer shall be deemed to be a Manager as a result of his or her status as an Officer.  The Board may assign titles to particular Officers and create officer positions in its discretion.  Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Board pursuant to this Agreement.  Each Officer shall hold office until such Officer’s successor shall be duly designated and qualified or until such Officer’s earlier death, resignation or removal in the manner hereinafter provided.  Any number of offices may be held by the same Person.

(b)                                 Resignation and Removal.  Any Officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause, by the Board in its discretion at any time.  Any vacancy occurring in any office of the Company may be filled by the Board.

(c)                                  Duties of Officers; Generally.  The Officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the officers of a corporation and its stockholders under the laws of the State of Delaware.

SECTION 9.03.                                   Impasse.

(a)                                 Potential Impasse.  If at any time, the Managers cannot, after good faith negotiations, resolve a disagreement as to a decision or action required to be made or taken by unanimous approval of the Board (a “Potential Impasse”), the Board shall refer the matter subject of the Potential Impasse to the Members, who shall attempt to resolve such matter within 10 Business Days after such referral.  Any resolution to the Potential Impasse that is agreed to by the Members shall be final and binding on the Company and the Managers.

(b)                                 Mediation.  If the Members are unable to resolve the Potential Impasse, then any Member may initiate the mediation of the Potential Impasse pursuant to this Section 9.03(b).  To initiate the mediation of the Potential Impasse, a Member shall send written Notice of its request for the mediation to the other Member, and the Potential Impasse shall be mediated in Utah within 30 Business Days from the date of such written request (the “Mediation”).  The Mediation shall be conducted before a single mediator to be agreed upon by the Members.  If the Members cannot agree on the mediator, each Member shall select a mediator and such mediators shall together unanimously select a neutral mediator who will conduct the mediation.  Each Member shall bear the fees and expenses of its mediator and all the Members shall equally bear the fees and expenses of the final mediator.

SECTION 9.04.                                   Reliance by Third Parties.  Any Person dealing with the Company, other than a Member, may rely on the authority of the Board or any Officer (authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.  Every agreement, instrument or document executed by the Board or any Officer (authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (a) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (b) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (c) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

SECTION 9.05.                                   No Participation of Members in Business and Affairs of the Company.  No Member, in its capacity as Member, shall have any authority or right to act for or bind the Company or to participate in or have any control over Company business, except for (a) such rights to consent to or approve of the actions and decisions of the Board as are expressly provided for in this Agreement or the Certificate and (b) such authority to act for and bind the Company as the Board may, from time to time and in the exercise of its sole discretion, delegate to such Member in writing.

SECTION 9.06.                                   Liability of Members, Managers and Officers; Indemnification by the Company.

(a)                                 Limitation on Liability.  The Members, Managers and Officers of the Company (each, an “Indemnified Person”) will not be liable to the Company or to any other Member for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company (including any act or omission in connection with the termination of the Company or the winding up of its affairs or any distribution of its assets in connection therewith), except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction determines resulted from the fraud or willful misconduct, gross negligence, material breach of this Agreement or breach of applicable fiduciary duty of such Person.

(b)                                 Indemnification.  Each Indemnified Person shall be indemnified and held harmless in full by the Company from and against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts (including all legal fees and expenses) arising from all claims, demands, actions, suits or proceedings in which they may be involved, as a party or otherwise, by reason of their management of the affairs of the Company or rendering of advice or consultation with respect thereto, or which relate to the Company, its assets, business or affairs, whether or not they continue to be such at the time any such liability or expense is paid or incurred; provided, further, that no Indemnified Person will be entitled to the foregoing indemnification to the extent a court of competent jurisdiction determines that such amounts resulted from the fraud or willful misconduct, gross negligence, material breach of this Agreement or breach of applicable fiduciary duty of such Indemnified Person.  The rights of an Indemnified Person under this subsection will not preclude any other right to which such Indemnified Person may be lawfully entitled.  No Member will be personally liable as to any such claim for indemnity or reimbursement.

(c)                                  Advances.  Each Indemnified Person, when entitled to indemnification pursuant to this Section 9.06, shall be entitled to receive, upon application therefor, reasonable advances to cover the costs of defending any proceedings against it; provided, however, that, as a condition to such advance, the Indemnified Person shall agree to repay such advances to the Company if the Indemnified Person is determined not to be entitled to indemnification under this Section 9.06.  Advances from the Company to an Indemnified Person pursuant to this Section 9.06(c) are permissible only if (i) the advance is to pay reasonable legal expenses and other costs as a result of legal action against the Indemnified Person and (ii) the legal action relates to the performance of the duties or services by the Indemnified Person for the Company.

ARTICLE X

Books and Records; Accounting; Tax Matters

SECTION 10.01.                            Keeping of Books.  The Company and its Subsidiaries will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP.

SECTION 10.02.                            Books and Records.  Books and records of the Company and its Subsidiaries will be maintained at the principal office of the Company.  The Company and its Subsidiaries will maintain the following books and records:

(a)                                 A current list of the name and business or address of each Member, together with the number of Membership Units of each Member;

(b)                                 A current list of the name and business address of each holder of equity securities of the Company’s Subsidiaries;

(c)                                  A copy of the Certificate and all amendments thereto, together with executed copies of any written consent pursuant to which the Certificate or any amendments have been executed;

(d)                                 Copies of the Company’s U.S. Federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;

(e)                                  Copies of this Agreement and all amendments hereto, together with executed copies of any written consent pursuant to which this Agreement or any amendments hereto have been executed;

(f)                                   Financial statements of the Company and its Subsidiaries for the six most recent fiscal years, if applicable; and

(g)                                  The Company’s books and records for at least the current and most recent five fiscal years, if applicable.

SECTION 10.03.                            Inspection of Records.  Each Member has the right, on reasonable request, but subject to such Member’s agreement to maintain the confidentiality thereof, to:

(a)                                 Inspect and copy (at such Member’s expense) during normal business hours any of the Company records required to be maintained by Section 10.01 and Section 10.02; and

(b)                                 Obtain from the Company, promptly after they are available, copies of the Company’s U.S. Federal, state and local income tax or information returns for each year.

ARTICLE XI

Assignment

SECTION 11.01.                            Assignment of Membership Interests.  Except as otherwise provided in this Article XI, no Assignment of a Membership Interest may be made, nor may such interest be pledged or otherwise encumbered by a Member.

SECTION 11.02.                            Assignment of Membership Interests to Related Parties.  Except as otherwise provided in this Article XI, a Member may assign in whole, or in part, its Membership Interest, including such Member’s financial interest or percentage voting interest, provided that the assignment is made to an Affiliate directly or indirectly owned or controlled by the ultimate parent corporation of the Member, which common stock of such parent corporation is publicly traded on a U.S. stock exchange (“Ultimate Parent”).  Any assignee under this Section 11.02 shall assume all the rights and obligations of a Member as described in this Agreement, including the restrictions on assignment contained in this Article XI.

SECTION 11.03.                            Transfers in Violation of Article XI.  Unless otherwise permitted in this Article XI, no purported assignment of a Membership Interest or portion thereof in violation of this Article XI will be valid or effective, and the Company may refuse to recognize any such purported assignment for any purpose.  In the case of an assignment or attempted assignment of a Membership Interest that is not a permitted assignment under this Article XI, the parties engaging or attempting to engage in such assignment shall be liable to indemnify and hold harmless the Company and other Members from all cost, liability and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such assignment or attempted assignment and efforts to enforce the indemnity granted hereby.

SECTION 11.04.                            Assignment of Membership Interest to Non-Affiliate.  An assignment of a Membership Interest may be made to a Person who is not an Affiliate of the Ultimate Parent pursuant to the provisions of this Section 11.04.  A proposed assignee of a Membership Interest pursuant to this Section 11.04 will have the right to be admitted as a Member if and only if:

(a)                                 the proposed assignee delivers to the Members a written notice executed by the proposed assignee and by the assignor, requesting that the proposed assignee be admitted to the Company as a Member;

(b)                                 at least two-thirds of the Members consent in writing to such admission, which consent may be granted or withheld in a Member’s sole and absolute discretion;

(c)                                  the proposed assignee executes and delivers to the Members an instrument in form and substance satisfactory to a majority of the remaining Members (other than the transferor Member) accepting and adopting the terms, provisions, appointments and agreements set forth in this Agreement and assuming the obligations of the assignor with respect to the Membership Interest so assigned including, to the extent reasonably requested by such remaining Members, an opinion of counsel with respect to any tax or securities law matters that they may request; and

(d)                                 if requested by the other Members, such proposed assignee pays all reasonable expenses in connection with such admission as a Member, including attorneys’ fees.

SECTION 11.05.                            Effect of Admission of Assignee.  Upon admission of an assignee of a Membership Interest in the Company as a Member pursuant to this Article XI, such assignee will have all rights and powers with respect to such Membership Interest, including all voting rights with respect to such Membership Interest.  Such assignee will be liable for the obligations of the assignor with respect to such Membership Interest.

SECTION 11.06.                            Effective Date of Assignment.  An assignment of a Membership Interest will become effective:

(a)                                 in the case of an assignment of a Membership Interest pursuant to Section 11.02, the assignment shall be effective as of the date that the Affiliates agree in writing to effect the assignment; and

(b)                                 in the case of an Assignment of a Membership Interest pursuant to Section 11.04, on the first day of the first month following receipt by the Company of the instruments described in and the fulfillment of all of the conditions set forth in Section 11.04.

ARTICLE XII

Dissolution; Distributions

SECTION 12.01.                            Dissolution.  The Company will be dissolved and its affairs will be wound up upon the earlier to occur of the following:

(a)                                 on the date on which the Members owning all of the then outstanding Membership Units shall have agreed in writing to terminate this Agreement; or

(b)                                 the effective date of a decree of judicial dissolution under the Act.

The Company shall not be dissolved by the admission of additional Members.  The occurrence of any event that terminates the continued membership of a Member of the Company shall not in and of itself cause a dissolution of the Company.

SECTION 12.02.                            Distributions Upon Liquidation.  Upon the occurrence of any event specified in Section 12.01, the Members will take full account of the Company’s liabilities and assets, and the Company’s assets will be liquidated as promptly as is consistent with obtaining the fair value thereof.  The proceeds from the liquidation of the Company’s assets will be applied and distributed in the following order:

(a)                                 First, to the payment and discharge of all of the Company’s debts and liabilities (including debts and liabilities to the Members, to the extent permitted by law), and the establishment of any necessary reserves; and

(b)                                 Second, to the Members in accordance with their relative Membership Units.

SECTION 12.03.                            Return of Contribution Nonrecourse to Other Members.  Except as provided by law, upon dissolution, each Member will look solely to the assets of the Company for the return of the Member’s Capital Contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of any Members, any such Member will have no recourse against any other Member.

ARTICLE XIII

Miscellaneous Provisions

SECTION 13.01.                            Counterparts.  This Agreement may be executed in several counterparts, and as executed will constitute one agreement, binding on all of the parties hereto.

SECTION 13.02.                            Successors and Assigns.  Except as otherwise provided herein, the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the parties hereto.

SECTION 13.03.                            Notices.  Any Notice hereunder shall be in writing and shall be deemed effectively given and received upon (i) personal delivery, when sent by facsimile, electronic mail or similar electronic means, (ii) three Business Days after mailing by registered or certified mail, return receipt requested, or (iii) 24 hours after sending by overnight courier, in each such case when delivered as set forth above to the address, facsimile number or electronic mail address maintained by the Company for such Person.

SECTION 13.04.                            Amendments.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Members owning all of the then outstanding Membership Units.

SECTION 13.05.                            Severability.  If any covenant, condition, term or provision of this Agreement or if the application of such provision to any Person or circumstance is judicially determined to be invalid or unenforceable, then the remainder of this Agreement, or the application of such covenants, condition, term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby, and each covenant, term, condition and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

SECTION 13.06.                            Governing Law.  This Agreement will be governed by and interpreted under the laws of the State of Delaware, but without regard to its conflict of law provisions.

SECTION 13.07.                            Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE FULL EXTENT PERMITTED BY LAW.

SECTION 13.08.                            Attorneys’ Fees.  In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys’ fees and expenses.

SECTION 13.09.                            Headings and Cross-References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  All cross-references in this Agreement refer to provisions within this Agreement.

SECTION 13.10.                            Covenant to Sign Documents.  Each Member will execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or appropriate for the creation of the Company and the achievement of its purpose, including any certification of non-foreign status for purposes of § 1446 of the Code.

SECTION 13.11.                            Cumulative Remedies.  The remedies of the Members under this Agreement are cumulative and will not exclude any other remedies to which any Member may be lawfully entitled.

SECTION 13.12.                            No Waiver.  A Member’s failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, will not constitute a waiver of the breach or the remedy.

SECTION 13.13.                            Accounting Principles.  Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where GAAP is inconsistent with the requirements of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Limited Liability Company Agreement of Vista Outdoor Operations LLC as of the date set forth above.

VISTA OUTDOOR INC.

/s/ Scott D. Chaplin
By:	Scott D. Chaplin
Title:	Vice President and Secretary

SCHEDULE A

Vista Outdoor Operations LLC

MEMBERSHIP UNITS

Name and Address of Member	Membership Units	Capital Contribution
Vista Outdoor Inc. 938 University Park Blvd., Suite 200 Clearfield, UT 84015	100	$100.00

Total	100	$100.00